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Exhibit 99.1
                         STATEFED FINANCIAL CORPORATION
                             13523 University Avenue
                                Clive, Iowa 50325

FOR IMMEDIATE RELEASE

STATEFED FINANCIAL CORP. ANNOUNCES FIRST QUARTER EARNINGS

DES MOINES, Iowa (November 14, 2002) -- StateFed Financial Corporation (NASDAQ:
"SFFC"), the parent company of State Federal Bank, today reported net income of $4,100 for the quarter ended September 30, 2002, the first quarter of the company's fiscal-year 2003. The results total 0 cents per share compared to 11 cents per share for the same quarter a year earlier.
         The first-quarter of fiscal 2003 marked the accomplishment of several significant benchmarks, while State Federal continued to wrestle with the impact of two non-performing commercial credits. In ameliorating this issue--limited to two hospitality-oriented loans originated in 1995 and 1998--company management increased the bank's provision for loans losses by 329 percent for the quarter to $103,100 from $24,000 the same quarter in fiscal 2002.
         "We made significant progress during the quarter as we realized dramatically higher loan production, a 10-percent increase in deposits and significant improvement in areas such as net interest income and fee income," said Randall C. Bray, chairman of the board. "The increase in the provision for loan losses, however, tempered significantly the progress we made during the quarter. Still, our core business is improving and we continue to work diligently to resolve the extraordinary issues affecting financial performance."
         Bray emphasized that the company's new loan origination strategy centers on more sophisticated, standardized underwriting with a limited number of commercial credit participations and no loans related to the hospitality industry, which has struggled since the September 11, 2001, terrorist attacks.
         Net interest income increased 9 percent for the quarter as cost of funds declined by 28 percent. After the provision for loan losses, net interest income decreased 1 percent. Improvements in loan production also contributed to net interest income. During the quarter, loan production rose 83 percent from the same quarter a year earlier.
          "Strong lending operations remain central to our business plan, and we've taken action to better position State Federal as a community bank with a product lineup that responds to the needs of our customers and the market, coupled with superior personal service," Bray said. "As part of the bank's strategic plan, we refocused resources into lending and expanded the department with new leadership as well as enhanced production and processing capabilities and capacity. The increase in production demonstrates the trend line is going in the right direction."
                                     -more-

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         Much of the expansion in the loan department took place during the fourth quarter of fiscal-year 2002, and it included expenses associated with hiring lending and processing personnel as well as equipment, training, marketing and occupancy.
         During fiscal-year 2002, StateFed made a strategic decision to exit the property management business where it lacked size and volume. In sharpening the focus on the core financial services business, State Federal sold its real estate operations consisting of two apartment complexes. In previous quarters, these properties accounted for the majority of the bank's non-interest income as well as significant non-interest expense. During the quarter ended September 30, 2002, the majority of the company's non-interest income emanated from product and service fees, increasing to $58,000 from $28,700 a year earlier. New checking accounts represented a significant source of this higher fee income, and in fact, approximately $31,000 of the current quarter's fee income resulted from the 179-percent increase in service fees for checking accounts.
         "State Federal has long lagged well behind its peers in fee income and product diversity. During the past four quarters, we've overhauled all of our offerings with a competitive pricing structure and developed several new products," Bray explained. "During the past year, we seen continuous improvement in fee income associated with growth in core deposits as well as with the distribution of financial products including insurance and investments."
         As of September 30, 2002, the company's overall deposits had increased 10 percent from the previous quarter to $73.5 million from $66.9 million. Assets also increased 6 percent to $102 million from $96.4 million.
         The Corporation's stock is traded on the NASDAQ Small-Cap Market under the symbol "SFFC". When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.
         The Company does not undertake, and specifically disclaims, any obligations to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

                                       -2-

For information, contact: RANDALL C. BRAY, Chairman, President & CEO,
515-252-0813


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
                                              STATEFED FINANCIAL CORPORATION
                                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                           September 30, 2002 and June 30, 2002
                                                        (Unaudited)

                                     ASSETS
                                                                       SEPTEMBER 30, 2002         JUNE 30, 2002
Cash and amounts due from depository institutions                      $        7,288,300         $      3,114,700
Investments in certificates of deposit                                             99,000                   99,000
Investment securities available for sale                                        1,259,300                1,323,900
Loans receivable, net                                                          85,993,800               84,771,500
Real estate held for sale, net                                                    540,500                  540,500
Property acquired in settlement of loans                                          572,600                  364,600
Office property and equipment, net                                              3,448,800                3,405,700
Federal Home Loan Bank stock, at cost                                           1,762,200                1,762,200
Accrued interest receivable                                                       563,500                  572,400
Deferred income taxes                                                             142,100                  142,100
Other assets                                                                      324,700                  308,600
                                                                       ------------------         ----------------
        TOTAL ASSETS                                                   $      101,994,800               96,405,200
                                                                       ==================         ================

       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                                     $ 73,511,300             $ 66,901,100
Advances from Federal Home Loan Bank                                           14,000,000               14,000,000
Advances from borrowers for taxes and insurance                                         -                  351,400
Accrued interest payable                                                            1,700                  174,900
Dividends payable                                                                 127,900                  127,900
Income taxes:current and deferred                                                  68,100                  305,200
Other liabilities                                                                 216,700                  349,100
                                                                       ------------------         ----------------

        TOTAL LIABILITIES                                                      87,925,700               82,209,600
                                                                       ------------------         ----------------

Stockholders' equity:
Common stock                                                                       17,800                   17,800
Additional paid-in capital                                                      8,540,700                8,527,900
Unearned compensation - Employee Stock Ownership Plan                             (71,500)                 (85,500)
Accumulated other comprehensive income - unrealized gains (losses)
 on investment securities available for sale, net of deferred taxes                (2,000)                  27,500
Treasury stock                                                                 (5,172,500)              (5,172,500)
Retained earnings - substantially restricted                                   10,756,600               10,880,400
                                                                       ------------------         ----------------

   TOTAL STOCKHOLDERS' EQUITY                                                  14,069,100               14,195,600
                                                                       ------------------         ----------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 101,994,800             $ 96,405,200
                                                                       ==================         ================
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                         STATEFED FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATION
                 FOR THE THREE MONTH PERIODS ENDED SEPTEMBER 30,
                          2002 AND SEPTEMBER 30, 2001
                                   (Unaudited)

                                                -------------    -------------
                                                     2002             2001
                                                -------------    -------------
Interest Income:
Loans                                           $   1,648,500    $   1,846,000
Investments & other                                    35,200          104,303
                                                -------------    -------------
    Total interest income                           1,683,700        1,950,300

Interest Expense:
Deposits                                              675,400          853,500
Borrowings                                            197,300          355,800
                                                -------------    -------------
    Total interest expense                            872,700        1,209,300

Net interest income                                   811,000          741,000
Provision for loan losses                             103,100           24,000
                                                -------------    -------------

Net interest income after
  provision for loan losses                           707,900          717,000

Non-interest Income:
Real estate operations                                 12,700          127,800
Other                                                  58,100           28,700
                                                -------------    -------------
    Total non-interest income                          70,800          156,500

Non-interest Expense:
Salaries and benefits                                 373,900          325,800
Real estate operations                                      -           81,000
Occupancy and equipment                               170,000           74,600
FDIC premiums and OTS assessments                      10,900            9,400
Data processing                                        42,600           33,100
Other                                                 201,000          139,000
                                                -------------    -------------
    Total non-interest expense                        798,400          662,900
                                                -------------    -------------

Income before income taxes                            (19,700)         210,600

Income tax expense (benefit)                          (23,800)          67,200
                                                -------------    -------------
Net income                                      $       4,100    $     143,400
                                                =============    =============

Basic earnings per share                        $           -    $        0.11
Diluted earnings per share                                  -             0.11

Dividends declared per common share             $        0.10    $        0.10
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